UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

February 7, 2007

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	000-51349	77-0462930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 East Arques Avenue

Sunnyvale, CA 94085

(Address of principal executive offices, including zip code)

(408) 737-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2007, Advanced Analogic Technologies Incorporated (the “Company”) appointed Parviz Ghaffaripour to the position of Executive Vice President and Chief Operating Officer of the Company. Prior to this appointment, Mr. Ghaffaripour, age 43, served as the Chief Executive Officer and founder of Aspired Integrated Circuits, a private analog semiconductor company, from June 2006 to February 2007. Prior to that, Mr. Ghaffaripour was with Maxim Integrated Products, Inc., a publicly traded semiconductor company, from March 1999 to April 2006, most recently as a Vice President responsible for the System Sensing and Interconnect Products Business Unit. Mr. Ghaffaripour previously was with National Semiconductor Corporation, a publicly traded semiconductor company, from 1990 to 1999 where he held various technical and management positions, most recently as the Product Line Director for the Audio Business Unit.

In connection with Mr. Ghaffaripour’s employment, the Company and Mr. Ghaffaripour entered into a Letter Agreement (the “Letter Agreement”), effective February 7, 2007. Pursuant to the terms of the Letter Agreement, Mr. Ghaffaripour will receive an annualized base salary of $275,000, a signing bonus of $70,000 which will be payable in March 2007 in accordance with the Company’s standard payroll practices, and will be eligible to receive an annual incentive bonus based on the Company’s achievement of specified revenue and performance objectives. The Letter Agreement further provides that Mr. Ghaffaripour will receive, subject to the approval of the Company’s Board of Directors, a stock option to purchase 500,000 shares of Common Stock of the Company with a four-year vesting schedule, with 25% of the shares vesting after one year and 6.25% vesting each quarter thereafter.

Pursuant to the terms of the Letter Agreement, if Mr. Ghaffaripour’s employment is terminated by the Company without cause, and if Mr. Ghaffaripour executes and does not revoke a release of all claims, Mr. Ghaffaripour will receive a severance package of 6 months continued base salary and health benefits and 6 months of accelerated vesting of stock options. In addition, pursuant to the Letter Agreement and the Company’s standard Change of Control Agreement for executive officers, in the event that within 12 months following a change of control of the Company, Mr. Ghaffaripour’s employment is terminated without cause or is constructively terminated, Mr. Ghaffaripour will receive a lump sum payment equal to 12 months of his base salary, and all unvested stock options granted to Mr. Ghaffaripour will become 50% vested. In connection with Mr. Ghaffaripour’s employment with the Company, Mr. Ghaffaripour is expected to enter into the Company’s standard form of Indemnification Agreement.

Also on February 7, 2007, the Compensation Committee of the Board of Directors of the Company (the “Committee”) approved the following annual base salaries for the Company’s named executive officers, effective February 1, 2007:

Named Executive Officer	Salary
Richard K. Williams President, Chief Executive Officer and Chief Technical Officer	$310,000

Brian R. McDonald Chief Financial Officer, Vice President of Worldwide Finance and Secretary	$275,000

Kevin D’Angelo Vice President of Engineering	$250,000

Jun-Wei Chen Vice President of Technology	$212,000

Allen Lam Vice President of Worldwide Operations	$250,000

The officers listed above include individuals who will be listed as named executive officers in the Company’s proxy statement to be filed in connection with its 2007 annual meeting of stockholders as well as individuals who remain employees of the Company and who were listed as named executive officers in the Company’s proxy statement filed with the SEC in connection with the Company’s 2006 annual meeting of stockholders. Each salary listed above represents an increase from the prior year.

On February 7, 2007, the Committee approved the following bonuses for named executive officers with respect to services performed in fiscal year 2006, which bonuses will be paid in 2007:

Named Executive Officer	2006 Bonus Amount
Richard K. Williams President, Chief Executive Officer and Chief Technical Officer	$35,376

Brian R. McDonald Chief Financial Officer, Vice President of Worldwide Finance and Secretary	$30,744

Kevin D’Angelo Vice President of Engineering	$12,495

Dr. Jun-Wei Chen Vice President of Technology	$24,595

Allen Lam Vice President of Worldwide Operations	$28,762

Also on February 7, 2007, the Committee approved a modification to all outstanding stock option agreements between the Company and each of Richard K. Williams (President, Chief Executive Officer and Chief Technical Officer) and Brian R. McDonald (Chief Financial Officer, Vice President of Worldwide Finance and Secretary) to provide for an extended post-termination exercise period. Pursuant to this modification, each of Mr. Williams and Mr. McDonald will have up to nine (9) months (or such earlier date that is necessary to avoid the options having been considered modified for purposes of Section 409A of the Internal Revenue Code of 1986, as amended) following any termination date to exercise any vested shares subject to stock option grants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

/s/ Brian R. McDonald
Brian R. McDonald
Chief Financial Officer, Vice President of Worldwide Finance and Secretary

Date: February 13, 2007